UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2007

BIOFIELD CORP.

(Exact name of registrant as specified in this charter)

0-27848

(Commission File Number)

Delaware	13-3703450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

King of Prussia Business Center, Suite C,

1019 West Ninth Avenue

 King of Prussia, PA

19406

              (Address of Principal Executive Offices)

   (Zip Code)

Registrant's Telephone Number, including area code:  (215) 972-1717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement

On July 27, 2007 the Registrant signed a master license agreement (the “Agreement”) with the MacKay Group Limited (“MKG”), a Hong Kong corporation.  A copy of the Agreement is attached hereto as Exhibit 10.1.  The reader is advised to review the Agreement in its entirety.

Pursuant to the Agreement, the Registrant granted to MKG an exclusive (even to the Registrant), sublicensable, royalty-bearing, worldwide license to make, have made, use, import, offer for sale, and sell devices, sensors and other products or services incorporating the Registrant’s patented and unpatented breast cancer detection technology, including, but not limited to, the Biofield Diagnostic System, the Biofield Breast Cancer Proliferation Detection System, the Breast Cancer Diagnostic Device, and the Biofield Breast Examination or BBESM  (collectively, the “Technology”).  The Registrant also granted MKG, on a worldwide basis, the Exclusive Distribution, Manufacturing, Development, Clinical, and R&D Rights (as those terms are defined in the Agreement) with regard to the Technology. Under the Agreement, MKG assumes from the Registrant the sole responsibility and expense to market, manufacture, further develop (clinically and technically), and otherwise commercialize the Technology.  MKG further assumes from the Registrant the sole responsibility and expense to secure additional regulatory approvals and to conduct additional clinical trials and R&D.  MKG will also make commercially reasonable efforts to, among other things, further develop the Technology for screening, as opposed to purely diagnostic, purposes and for cancers other than breast cancer.

In return for the exclusive worldwide license, MKG will pay the Registrant the following royalties based on gross receipts (as defined in the Agreement) received by MKG and its affiliates (as defined in the Agreement) in connection with the Technology: 10% of gross receipts up to US$100 million, 7.5% of gross receipts from US$100,000,001 to US$200 million, and 5.0% of gross receipts over $200 million.  MKG must pay minimum royalties in the amount of US$3 million per year beginning 12 months after regulatory approval and the first commercial sale of the next prototype of the Biofield Diagnostic Device in China (the “China Minimal Royalty Trigger Date”). The initial $3 million minimal royalty payment shall increase to US$6 million per year one year after the China Minimal Royalty Trigger Date and shall thereafter increase by 10% each year for all subsequent years of the Agreement.

In addition to royalties, MKG will pay the Registrant US$1 million in licensing fees, $150,000 of which MKG already paid in connection with the execution of the Agreement, the balance to be paid upon regulatory approval in China to distribute and manufacture of the next prototype of the Biofield Diagnostic Device and that prototype’s first commercial sale in China (as defined in the Agreement).

The term of the Agreement is 10 years with automatic renewals for additional 10 year terms unless terminated by one of the parties pursuant to the terms of the Agreement.

MKG has strategic relationships with government, technology, manufacturing, healthcare, and/or other representatives in Asia, Europe, Africa, the Middle East, and Latin America.  Over the past several months, it has worked with leading government, healthcare, clinical, distribution, and/or manufacturing representatives from mainland China, India, Japan, the Philippines, and Hong Kong, among other markets, in connection with the Registrant’s Technology.  It has received interest, not only with regard to the purchase of devices and sensors, but also in incorporating the Technology into certain national and local breast cancer programs and in further developing the Technology and conducting the clinical trials needed for screening and for cancers other than breast cancer. Currently, the Technology is only approved through its CE Mark as an adjunct diagnostic device.

As reported in the Registrant’s Form 8-K dated April 6, 2006 and attached exhibit agreements, certain transactions were agreed to and entered into between MKG and Dr. David M. Long, Jr., Donna R. Long, Dr. Raymond A. Long,

the Long Family Trust, the Long Family Partners II LP, and David and Donna Long Family Foundation (the “Long Control Group”) on or about March 30, 2006 involving, inter alia, the transfer of shares, and the assignment and conversion of debt, which upon consummation of said transactions would effectively result in the ownership and possession by MKG of fifty-one (51%) percent of all the Registrant’s shares of common stock issued and outstanding (on a fully-diluted basis).  Dr. Long was previously the Registrant’s Chief Executive Officer and Chairman of the Board. As reported in the Registrant’s prior filings, the Long Control Group previously held a substantial amount of the Registrant’s shares of Biofield (over 9 million shares) and a debt owed by the Registrant in the amount of approximately US$4.3 million (with interest continuing to accrue) (the “Long Debt”). All of the Long Control Group’s shares were transferred to MKG and US$2 million of the Long Debt was assigned to the MKG on or about March 30, 2006 pursuant to the aforementioned agreements. As set forth in the Registrant’s and MKG’s prior filings, James MacKay is a director in the MacKay Group as well as the Chairman of the Board of Directors of the Registrant.

On July 30, 2007, the Registrant issued a press release regarding the aforementioned Master License Agreement, a copy of which is attached hereto Exhibit 99.1.  The reader is advised to review the press release in its entirety.

Item 9.01.  Financial Statements, Pro forma Financial Information and Exhibits.

(c)  Exhibits

Exhibits

Description

10.1

Master License Agreement dated July 27, 2007 between Biofield Corp. and The MacKay Group

Limited

99.1

Press Release issued on July 30, 2007 by Biofield Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Biofield Corp.

/s/ Michael J. Antonoplos__________________

Michael J. Antonoplos

Chief Executive Officer

Date:  July 31, 2007

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